Exhibit 99.1

IR CONTACT:	MEDIA CONTACT:
Kate Patterson	Brigitte Engel
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9270
kpatterson@websense.com	bengel@websense.com

N e w s   R e l e a s e

Websense Demonstrates Market Leadership with
Record First Quarter Subscription Revenue

Billings grew 42 percent from first quarter of 2003, to $26.5 million, as customers recognize the value delivered by the Websense Enterprise v5 family of products

SAN DIEGO, April 27, 2004—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee Internet management (EIM) software, today announced its financial results for the first quarter ended March 31, 2004.

Revenue in the first quarter grew for the 18th consecutive quarter and was a record $24.6 million, an increase of 33 percent from the first quarter of 2003.  First quarter net income was $5.1 million, or 22 cents per diluted share, an increase of 33 percent compared to the first quarter of 2003.

Billings for the quarter were $26.5 million, an increase of 42 percent from the first quarter of 2003.  Billings represent the full amount of subscription contracts billed to customers during the quarter and are a measure of current demand for Websense® products.  The difference between billings booked and subscription revenue recognized in the first quarter resulted in an increase in deferred revenue of $1.8 million from the end of December, bringing total deferred revenue to a record $95.8 million at the end of March.

“These outstanding results reflect the strength of our leadership position in employee Internet management.  Websense is the first EIM vendor to address the evolving nature of employee computing behavior with an integrated solution for managing Internet access, instant messaging, peer-to-peer file sharing, streaming media and desktop applications from a single management console,” said John Carrington, chairman and CEO of Websense Inc.  “Growing customer awareness of the problems associated with unmanaged use of the Internet, network and desktop technologies, and of the unique capabilities of our solutions to mitigate these risks, continues to drive our strong growth.  Customers and prospects are recognizing the importance of managing at three critical points of policy enforcement to protect valuable corporate data from spyware, blended threats, and other malicious code, as well as to optimize their employees’ use of the computing environment.”

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Record Levels of Operating Income Achieved

For the first quarter of 2004, operating income was $7.7 million, an increase of 34 percent from the first quarter of 2003 and slightly above the company’s long-term operating margin target of 30 percent. Gross margin was 93 percent of revenue, consistent with gross margin levels for the last year.  During the quarter, the company continued to invest in research and development, spending $3.6 million, or 15 percent of revenue, to enhance the Websense Enterprise® platform and develop new complementary offerings.  Selling and marketing expense was $9.4 million for the quarter, or 38 percent of revenue, reflecting increased investments made in advertising, cooperative marketing, end-user programs and trade show participation to build awareness for the products and how they offer a unique multi-layered approach to addressing emerging threats to the enterprise computing environment.

Balance Sheet Continues to Strengthen as Cash and Investments Increase

The company ended the first quarter of 2004 with $200.2 million in cash and investments, an increase of $17.4 million from the fourth quarter, and zero debt. The increase in the cash and investments balance reflected strong operating cash flow, partially offset by approximately $3 million spent during the first quarter to repurchase 100,000 shares of the company’s common stock at an average price of $29.57. To date, Websense has repurchased 496,000 shares out of the two million shares authorized for repurchase by the Board of Directors.

Additional First Quarter Business Highlights

In addition to record revenue and operating performance, business highlights in the first quarter of 2004 included:

•                  Websense Enterprise 5.1 was named “Editor’s Choice” for Internet filtering by PC Magazine, an influential technology publication with readership of more than one million IT professionals.

•                  Websense was ranked number eleven on Forbes Top 25 Technology Companies list.

•                  The company announced availability of Instant Messaging Attachment Manager™, the third application module for the Websense Enterprise platform.  This new application augments the powerful instant messaging management capabilities already built into Websense Enterprise by improving network security. It allows IT administrators to apply policies, such as block or allow, to the attachments included with instant messages that may carry malicious code or viruses.

•                  Seats under subscription increased by approximately 400,000 from the fourth quarter of 2003 and by 3 million from the first quarter of 2003, to nearly 16.8 million seats. At the end of the first quarter more than 40 percent of all subscriptions included one or more of the three Premium Group™ database products, compared with less than 25 percent a year ago.

•                  The company increased its customer count by approximately 600 during the quarter, bringing the total number of customers to approximately 21,200 worldwide.

•                  International customers accounted for 30 percent of subscription revenue in the quarter, up from 29 percent in the first quarter of 2003.  Significant new and renewing customers outside the U.S. included BP International, Eurobank, L’Oreal, and Mitsubishi.

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•                  Worldwide customer renewals remained strong and were in line with the recent historical range of 75 to 80 percent.

•                  Existing customers accounted for approximately 60 percent of subscription revenue, compared to approximately 60 percent in the prior quarter and approximately 55 percent in the first quarter of 2003. Over time, the revenue contribution from existing customers is expected to increase due to the purchase of additional seats and add-on products, as well as anticipated annual increases in the per seat price of a subscription to the Websense database. Historically, the dollar value of the renewal contract of an existing customer is 30 to 40 percent higher, on average, than that of the expiring contract.

•                  The average annualized contract value was approximately $6,400, compared to $5,500 in the first quarter of 2003 and $7,200 in the fourth quarter of 2003.  The sequential decline from the fourth quarter is consistent with historical seasonal patterns.

•                  62 percent of the quarter’s billings were one-year in length, compared to 68 percent in the first quarter of 2003 and approximately 50 percent in the fourth quarter of 2003.

•                  The Websense database grew to more than six million Web sites, classified into more than 90 categories. Additionally, the company has identified and categorized more than 300,000 software application and executable files in its Client Application Manager™ database and has built a comprehensive database of common network protocols to enable filtering of instant messaging, peer-to-peer file sharing, streaming media and other non-http traffic.

Second Quarter 2004 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.

For the second quarter of 2004,

•                  Reflecting the strength of our first quarter billings performance and our continued strong outlook for the second quarter, billings for the first half of 2004 are expected to grow between 27 to 29 percent from the $44.4 million booked in the first half of 2003, compared to the company’s previous guidance of 25 percent growth.  This implies second quarter 2004 billings of approximately $30 to 31 million.

•                  Subscription revenue is expected to grow in the range of 29 to 31 percent from the second quarter of 2003.

•                  Gross margin is expected to remain consistent with prior quarters at approximately 93 percent of revenue.

•                  Operating margin is expected to be in the range of 29 to 30 percent of revenue.

•                  The effective tax rate is expected to be approximately 37 percent.

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•                  Based on the above revenue and expense structure, earnings are expected to be approximately 22 cents per diluted share.

Conference Call

Websense is hosting a conference call and simultaneous Webcast today at 5:00 p.m. EDT (2:00 pm PDT), to discuss these results. To participate in the call, investors should dial (800) 289-0496 (domestic) or (913) 981-5519 (international) ten minutes prior to the scheduled start of the call. The Webcast may be accessed via the Internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company’s Web site through June 30, 2004 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 747848.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the first quarter of 2004 is set forth at the end of this press release.

About Websense Inc.

Websense Inc. (NASDAQ: WBSN), the world’s leading provider of employee Internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to Internet use including instant messaging, peer-to-peer, and spyware.  By providing usage policy enforcement at the Internet gateway, on the network and at the desktop, Websense Enterprise enhances productivity and security, optimizes the use of IT resources and mitigates legal liability for our customers. Websense serves more than 21,200 customers worldwide, representing 16.8 million seats. For more information, visit www.websense.com.

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This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31, 2004	March 31, 2003

Revenue	$24,611	$18,504

Cost of revenue	1,691	1,305

Gross margin	22,920	17,199

Operating expenses:
Selling and marketing	9,416	6,635
Research and development	3,567	3,218
General and administrative	2,219	1,544
Amortization of stock-based compensation	—	43
Total operating expenses	15,202	11,440
Income from operations	7,718	5,759
Other income, net	413	675
Income before income taxes	8,131	6,434
Provision for income taxes	3,004	2,574
Net income	$5,127	$3,860

Basic net income per share	$0.23	$0.18
Diluted net income per share	$0.22	$0.17

Basic common shares	22,677	21,795
Diluted common shares	23,676	22,716

Financial Data:
Total deferred revenue	$95,800	$64,863

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$30,439	$35,324
Investments in marketable securities	169,782	147,535
Accounts receivable, net	21,479	27,999
Deferred income taxes	8,733	8,733
Other current assets	2,463	1,271
Total current assets	232,896	220,862

Property and equipment, net	3,343	2,997
Deferred income taxes, less current portion	8,672	8,672
Deposits and other assets	430	418
Total assets	$245,341	$232,949

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,171	$743
Accrued payroll and related benefits	5,001	5,241
Other accrued expenses	4,790	3,835
Income taxes payable	2,199	241
Deferred revenue, current portion	67,619	65,480
Total current liabilities	80,780	75,540

Deferred revenue, less current portion	28,181	28,480

Stockholders’ equity:
Common stock	233	228
Additional paid-in capital	126,111	120,639
Treasury stock	(10,640)	(7,684)
Retained earnings	20,858	15,731
Accumulated other comprehensive income (loss)	(182)	15
Total stockholders’ equity	136,380	128,929

Total liabilities and stockholders’ equity	$245,341	$232,949

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance December 31, 2003	$93,960

Billings first quarter 2004	26,451

Revenue recognized first quarter 2004	(24,611)
Deferred revenue balance March 31, 2004	$95,800